AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement") is entered into as of the 6th day of January, 1997, by and between TRAMMELL CROW NE, INC., a Delaware corporation ("Purchaser"), and TYSONS CORNER LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1.   PURCHASE AND SALE.

     1.1 Purchaser agrees to purchase and Seller agrees to sell at the price of Thirty Million Seven Hundred Fifty Thousand And No/100 Dollars ($30,750,000.00) (the "Purchase Price"), that certain property located in Tysons Corner, Fairfax County, Virginia and legally described on Exhibit A attached hereto (the "Land") together with all right, title and interest of Seller in and to all easements, rights, privileges, rights-of-way, hereditaments, tenements and appurtenances belonging to the Land, and all right, title and interest in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way, in, on, across, in front of, contiguous to, abutting or adjoining the land (hereinafter collectively with the Land referred to as the "Real Property"), and together with all improvements situated thereon consisting of an office building containing approximately 202,954 square feet of leasable floor area, more or less (the "Improvements") (the Real Property and Improvements hereinafter collectively referred to as the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

     1.2 Seller is the owner of certain intangible property used in connection with the Real Property and Improvements, including, but not limited to Seller's rights, if any, in and to certain trade names, licenses, permits, governmental approvals and authorizations used in connection with any part of the Real Property and Improvements (collectively, the "Intangible Property"), and all leases for space within the Improvements (the "Leases").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On January 27, 1997, the additional sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Additional Earnest Money;" the Initial Earnest Money and the Additional Earnest Money are hereinafter together referred to as the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement.

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations set forth herein, by federally wired "immediately available" funds on or before 3:00 p.m. Chicago time.
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3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated September 4, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters shown on the "Survey" (hereinafter defined) to which Purchaser has not made objections as set forth herein; (c) matters caused by the actions of Purchaser; and (d) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 1 through 21 inclusive, to the extent that same affect the Property and have not been objected to by Purchaser within the Inspection Period. All other exceptions to title shall be referred to as "Unpermitted Exceptions". On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser and Seller shall divide evenly the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Seller has delivered a survey of the Property (the "Survey") to Purchaser prepared by Sumner Consulting, dated October 19, 1996. Purchaser and Seller shall divide evenly the costs of the Survey.

     3.3. Purchaser shall, during the Inspection Period, review the title and the Survey to the Property and notify Seller of any title or Survey defects during the Inspection Period and Seller shall have the right, within ten (10) days from receiving notice, to elect: (i) to cure or bond over the title or Survey defect at Seller's cost and expense, or (ii) not to cure or bond over such defect. If Seller elects not to cure or bond over the title or Survey defect, then Purchaser, within seven (7) days from receipt of Seller's written notice of such election, shall elect by written notice to Seller to either (1) waive the title or Survey defect and proceed with Closing with no abatement of the Purchase Price,or (2) terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Earnest Money and each party's rights and liabilities hereunder shall cease, except with respect to those rights and obligations which specifically survive termination. Notwithstanding the foregoing, Seller shall be obligated to cure or bond over any monetary encumbrances currently set forth on the Title Commitment and any encumbrances as set forth in Paragraph 5 herein, and any currently due real estate taxes and governmental assessments constituting a lien on the Property, subject to the terms of Paragraph 12 herein.

     3.4. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall divide evenly the costs of the documentary or transfer stamps to be paid with reference to the "Deed"
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(hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction, including any escrow fees.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined) and after the expiration of the Inspection Period, a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall within thirty (30) days from the date of the date-down to the Title Commitment, as applicable, at Seller's expense, (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $100,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions each in a manner reasonably acceptable to Purchaser, or
(ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $100,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $100,000 in a manner reasonably acceptable to Purchaser or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $100,000 in a manner reasonably acceptable to Purchaser and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the date upon which title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, (a) repair of which would cost less than or equal to $100,000.00 (as determined by a licensed engineer or architect selected by Purchaser and reasonably satisfactory to Seller (the "Approved Engineer")) and (b) which does not directly and proximately cause tenants in occupancy of five (5) percent or more of the leasable area of the Property to actually terminate their leases at the Property or give notice of their intention to rightfully terminate their leases at the Property in accordance with the terms thereof, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty together with an amount equal to Seller's insurance deductible and any additional amount necessary to repair or restore said casualty (but in no event shall the total credit exceed $100,000.00 less the amount covered by Seller's insurance). Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, (a) repair of which would cost in excess of $100,000.00 (as determined by the Approved Engineer), or (b) which directly and proximately causes tenants in occupancy of five (5) percent or more of the leasable area of the Property to actually terminate their leases at the Property or give notice of their intention to rightfully terminate their leases at the Property in accordance with the terms thereof prior to the Closing, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after the later to occur of (a) Purchaser receiving written notice of such fire or other casualty and the Approved Engineer's determination of the amount of such damages, or (b) Purchaser receiving written notice of cancellation of tenant leases representing five (5) percent of the leasable area of the Property. Upon the exercise of Purchaser's option to terminate in the preceding sentence, this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder, except for those liabilities which specifically survive termination hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, together with delivery of the insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of
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access to the Property, Seller shall immediately notify Purchaser of such occurrence.  In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), all as determined by Purchaser and Seller in their reasonable discretion, Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money theretofore deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and this Agreement shall become null and void, and neither party shall have any further liability or obligations hereunder, except for those liabilities which specifically survive termination hereunder; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.2 or Paragraph 6.2.1. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.1. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     In the event of any condemnation or similar proceeding which is not a Material Event, or which is a Material Event but for which Purchaser has provided notice pursuant to Paragraph 6.2.2 above, Seller covenants and agrees not to settle or compromise such matter without the prior written consent of Purchaser, and to notify Purchaser and allow Purchaser to be present at and participate in any meeting, hearing or other proceeding pertaining to such action.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on January 22, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date 1996 operating statements, as well as all of the following, all of which shall be delivered to Purchaser as soon as reasonably practicable:

          (i) Annual income and expenses statements for the prior two (2) calendar years;

          (ii) Copies of surveys, site plans and tax bills;

          (iii) Copies of all Leases and Service Contracts (defined in Paragraph 19.2);

          (iv) To the extent in Seller's possessions, copies of the plats, and engineering and architectural plans for the Property; and

          (v)  A copy of the most recent arrearage report for the Property.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall repair any damage caused to the Property as a result of Purchaser's tests and investigations. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1 in its sole and absolute discretion, or for any other reason Purchaser determines to terminate this Agreement, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not delivered to Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser fails to terminate this Agreement as aforesaid, then on January 27, 1997, Purchaser shall deposit the Additional Earnest Money with the Escrow Agent. Failure to do so shall be a default by Purchaser hereunder. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser (excluding market data prepared by Purchaser that Purchaser reasonably deems to be proprietary information) in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money theretofore deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except as otherwise set forth herein to the contrary, including matters set forth in Paragraph 6.1, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, normal wear and tear excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown; provided, however, that the foregoing release shall not apply to liability arising in connection with the breach of Seller's representation and warranties contained herein. Notwithstanding the foregoing, to the extent a claim is made against Purchaser concerning the presence of hazardous materials or substances on the Property and to the extent such hazardous materials or substances were in existence during the period of Seller's ownership of the Property ("Primary Claim"), then Purchaser shall have the right to file suit, or assert liability, against Seller as a third party defendant, or to otherwise assert a claim against Seller for contribution, cost recovery or otherwise, but only as it relates to the Primary Claim. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report: Phase I Environmental Site Assessment, prepared by Law Associates, Inc. as Project
No. 1392-2128-01, dated August 6, 1992 ("Existing Report").   Seller makes no
representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

     7.5. Notwithstanding anything contained herein to the contrary, Purchaser's and Seller's obligation to consummate the transaction set forth herein is contingent upon Purchaser and Seller agreeing in writing as to which of the outstanding tenant improvements and leasing commissions set forth on Exhibit O shall be the obligation of Purchaser and which of the outstanding tenant improvements and leasing commissions set forth on Exhibit O shall be the obligation of Seller. In the event Purchaser and Seller cannot agree as to the allocation of the tenant improvements and leasing commissions set forth on Exhibit O as described in the preceding sentence, this Agreement shall be null and void and Purchaser shall receive a refund of the Earnest Money and any accrued interest thereon and neither party will have any further liability under this Agreement except to the extent of the obligations which specifically survive the termination hereof.

8. CLOSING. The closing of this transaction (the "Closing") shall be on February 10, 1997 (the "Closing Date"), at a mutually acceptable location in reasonable proximity to the Property, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Virginia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date as well as all other deliveries to be made to Purchaser hereunder. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, at Closing Purchaser shall deliver to Seller, or to the Title Company with instructions to deliver to Seller, the balance of the Purchase Price, an assumption of the documents set forth in Paragraphs 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of Intangible Property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;
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          9.2.4.  an assignment and assumption of leases and security deposits
(in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. all of Seller's tenant files for the Property which are located at the Property including original, and/or copies of, the Leases (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of Leases;

          9.2.9. evidence of the termination of the management and leasing agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11. an updated rent roll certified to Purchaser in accordance with the provisions of Paragraph 16;

          9.2.12. a good standing certificate and evidence of authority of Seller to sell the Property and due authorization and execution of the documents required from Seller at Closing;

          9.2.13. originals, or the best copies available to Seller, of all licenses and permits in respect of the Property to the extent in Seller's possession or control;

          9.2.14. a reaffirmation, as of the Closing Date, of Seller's representations made hereunder, subject to the terms of Paragraph 16.4 herein; and

          9.2.15. plans and specifications of the Property to the extent in Seller's possession or control.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER OF ITS OBLIGATION TO CONSUMMATE CLOSING PURSUANT TO THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY THERETOFORE DEPOSITED BY PURCHASER AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THERETOFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSITED FROM TIME TO TIME HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, INCLUDING WITHOUT LIMITATION (I) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; OR (II) ITS FAILURE TO EXPEND UP TO $100,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION IN ACCORDANCE WITH THE TERMS HEREOF FOR A COST NOT TO EXCEED $100,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $100,000 IN ACCORDANCE WITH THE TERMS HEREOF, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY THERETOFORE DEPOSITED TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND THE RIGHT OF PURCHASER TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $100,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER ANY OF THE CONVEYANCE DOCUMENTS SET FORTH IN PARAGRAPHS 9.2.1 THROUGH 9.2.12, INCLUSIVE, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE PLUS ANY REASONABLE ATTORNEYS' FEES INCURRED BY PURCHASER IN SEEKING TO ENFORCE ITS RIGHTS TO SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days in the relevant calendar year) so that credits and charges preceding or on 11:59 P.M. on the day preceding the Closing Date shall be allocated to Seller and credits and charges for the period after 11:59 P.M. on the day preceding the Closing Date and all days thereafter shall be allocated to Purchaser. As of June 1, 1997 and June 1, 1998, Seller and Purchaser shall jointly prepare a final proration statement in accordance with the provisions of this Paragraph 12 and a final adjusting payment shall then be made, as provided in Paragraph 12.3 hereof.

          12.1.1. Real estate taxes and special assessments (on the basis of allowable discounts for early payments), general and special assessments and the like ("Taxes") for the year of the Closing Date, as such Taxes may be increased or decreased after the Closing, shall be prorated as of the Closing Date based on the most recent ascertainable amount as part of the proration of "Maintenance Expenses" (hereinafter defined) in Paragraph 12.1.3. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser.

          12.1.2. Minimum rent (exclusive of delinquent or unpaid rents, but including prepaid rents) paid under the Leases shall be prorated as of the Closing Date. Percentage Rent, if any, shall be prorated in connection with the final adjustment set forth in Paragraph 12.3 herein. Rentals are delinquent when payment thereof is due on or prior to Closing and unpaid as of the Closing. Delinquent rentals shall be prorated between Purchaser and Seller as of the Closing but not until they are actually collected by Purchaser.

Seller shall not be required to provide a credit to Purchaser at Closing for any delinquent rentals. Purchaser shall have the right to collect any delinquent rentals, but shall not have the obligation to do so except as specifically set forth below.

          12.1.3. Certain of the Leases provide for reimbursement to lessor of maintenance and operation charges, Taxes, insurance and other expenses (herein collectively referred to as "Maintenance Expenses"). Some Leases provide for a determination of the tenant's share of Maintenance Expenses on an annual basis but provide that an estimated amount thereof (either in the aggregate or for specified components thereof) shall be paid by tenant to lessor monthly during the course of the year with a final adjustment to be made after the close of the year when such costs and expenses have been finally determined. Seller and Purchaser have agreed as follows with respect to Maintenance Expenses:

         (i) Except as hereinafter provided, Seller shall be responsible for the payment of all Maintenance Expenses attributable to periods of time prior to the Closing Date (without taking into account "stops" for base years in the Leases) and Seller shall be entitled to receive and retain all reimbursements thereof collected from tenants on account thereof with respect to the period through the Closing Date (taking into account "stops" for base years in the Leases); and Purchaser shall be responsible for the payment of all Maintenance Expenses attributable to periods of time from and after the Closing Date (without taking into account "stops" for base years in the Leases) and Purchaser shall be entitled to receive and retain from the tenants all reimbursements thereof collected from tenants on account thereof with respect to the Closing Date and thereafter (taking into account "stops" for base years in the Leases). Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Service Contracts which have been assigned to Purchaser, and Seller shall be entitled to a credit to the extent that sums have been paid under any Service Contracts which have been assigned to Purchaser for services to be performed or goods to be delivered after the Closing Date.

        (ii) As a part of the final proration referred to in Section 12.3 hereof:

               Maintenance Expenses received from Tenants shall be separately prorated under each Lease. Upon final determination of Maintenance Expense owed by a Tenant under its Lease for 1996 and 1997, Seller and Purchaser shall adjust between themselves amounts owed for such calendar year on account of Maintenance Expenses, and Seller's allocable share of such Maintenance Expenses payable by such Tenant shall be equal to an amount determined by multiplying separately each of the Maintenance Expense received from such Tenant by 100% for 1996 and by the fraction whose numerator is the number of days in 1997 before the Closing Date, and whose denominator is the total number of days in 1997. Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any, less a pro rata share of costs of collection paid to third parties, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, shall remit such excess to Purchaser less a pro rata share of costs of collection, if any paid to third parties.

         12.1.4. To the extent not covered by Paragraph 12.1.3, utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Property and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall obtain readings of all utility meters no earlier than 30 days prior to the Closing Date.

         12.1.5. Personal property taxes, if any, for any personal property transferred to Purchaser shall be prorated as of the Closing Date.

         12.1.6. Purchaser shall cause a reconciliation of the Maintenance Expenses to occur with the tenants no later than April 15, 1997 (with respect to 1996) and April 15, 1998 (with respect to 1997) requesting payment in accordance with the terms of the Lease and shall use reasonable, good faith efforts in collecting from the tenants any under-payments for Maintenance Expenses for 1996 and 1997. The reconciliation with respect to 1996 shall be based on information provided solely by Seller or its property manager and information set forth in the Leases

     12.2. The following amounts, if any (the "Adjustments"), without duplication, shall be made:

         12.2.1. Purchaser shall be credited and Seller shall be debited with an amount equal to all security deposits (and any interest due thereon, if any) paid by tenants under the Leases.

         12.2.2. Purchaser shall receive at Closing a credit equal to the amount of any unsatisfied obligations for outstanding tenant improvement and leasing commission obligations set forth in Exhibit O as to which Purchaser and Seller agreed are the obligations of Seller pursuant to Paragraph 7.5 herein ("Seller's Pre-Existing Obligations"). Purchaser agrees to assume (without a credit from Seller) the payment of those outstanding tenant improvement and leasing commission obligations set forth in Exhibit O as to which Purchaser and Seller agreed are the obligations of Purchaser pursuant to Paragraph 7.5 herein ("Purchaser's Pre-Existing Obligations"). To the extent Seller pays any amounts toward Purchaser's Pre-Existing Obligations prior to Closing then Seller shall receive a credit from Purchaser therefor. Seller shall receive a credit, if any, as provided in Paragraphs 25 and 26. Purchaser shall assume at Closing all third party construction contracts for the performance of tenant improvement work and leasing commission agreements in connection with those leases (i) which give rise to Seller's Pre-Existing Obligations, (ii) which give rise to Purchaser's Pre-Existing Obligations and (iii) for which Purchaser is assuming the obligations pursuant to Paragraph 25 herein.

         12.2.3. Except for tenant improvement work described on Exhibit O, attached hereto, all capital and other improvements (including labor and materials) which are contracted for prior to the Closing will be paid by the Seller, without contribution or proration form Purchaser.

     12.3. In connection with the Prorations and the Adjustments herein and as provided, there shall be prepared the following statements, schedules and certificates:

         12.3.1. Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered three (3) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree after review thereof by Purchaser that said closing statement accurately reflects the method of proration set forth in this Agreement.

         12.3.2. Purchaser, in cooperation with Seller, shall prepare, not later than June 1, 1997 (with respect to 1996) and June 1, 1998 (with respect to 1997), a final proration statement, presenting correctly the Prorations and Adjustments in accordance with the terms of this Agreement and a statement of
"Post-Closing Receipts" (hereinafter defined).   Upon issuance of such
proration statement the parties shall make a proration payment as appropriate (including, without limitation, a settlement of Post-Closing Receipts). For purposes of preparation of the foregoing statements and at all reasonable times thereafter, the parties agree to allow the other party and the other party's accountants and representatives, to examine so much of the books and records in the possession and control of the other party as relate to such statements and final reconciliations with tenants on Maintenance Expenses and other charges at the place or places where they are then regularly maintained. Seller and Purchaser shall retain such books and records for three (3) years from the Closing Date.

     12.4. All sums paid following the Closing Date by any tenant of the Property who is indebted to Seller for rent, additional rent or any other sum due under its Lease for any period prior to and including the Closing Date, after receipt by Purchaser of all then currently due amounts by said tenant and any reasonable actual out-of-pocket collection costs of Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness to Seller is paid in full. For purposes hereof, "amounts currently due" shall include amounts which would be due for the then current month. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt (other than with respect to a Maintenance Expense received from a Tenant which will be adjusted as provided in Paragraphs 12.1 and 12.3), Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but Purchaser shall not be required to institute legal action on account thereof nor to engage attorneys or other professionals in such efforts. If by June 1, 1997 (with respect to 1996 Maintenance Expenses and delinquent rent and 1997 delinquent rent) and June 1, 1998 (with respect to 1997 Maintenance Expenses), Purchaser has not collected all amounts due Seller and shall not have commenced litigation to collect such Post-Closing Receipts, Seller, after notice to Purchaser, may, at Seller's expense, commence litigation to collect such unpaid arrearage; provided, however, that Seller shall have no right to commence any proceeding (i) to evict the tenant or recover possession of any tenant's space or interfere with the tenant's or Purchaser's ability (other than financial impact resulting from such litigation) to conduct business or take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under any Lease, or (ii) to collect any unpaid arrearage of less than $5,000. Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such unpaid arrearage, but only if Purchaser first pays Seller such unpaid arrearage, in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. Purchaser shall cooperate fully with Seller, at no expense to Purchaser, in this regard and shall execute such instruments, if any, as Seller may require in order for Seller to commence and prosecute any such litigation.

     12.5. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser or an entity retaining Purchaser or the principals of Purchaser as a fee manager provided that Purchaser remains liable for (i) any act or omission by Purchaser occurring prior to the effective date of such assignment for which Purchaser is obligated to indemnify Seller pursuant to Paragraph 7 hereof and
(ii) in accordance with the terms of the last sentence of this Paragraph 14. Any permitted assignee shall assume in writing all of the obligations of Purchaser under this Agreement from and after the date of the assignment. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or said assignee is adjudicated as a bankrupt or insolvent, or said assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Company (to be paid by Seller). Seller's commission to Insignia Mortgage and Investment Company shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage and Investment Company. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Tom Molina, the asset manager (the "Seller's Representative"). Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives. A copy of Paragraph 16.2 shall be delivered to the on-site manager of the Property within two (2) business days after the execution by Seller of this Agreement, with a request to advise Tom Molina within two (2) business days after receipt by the on-site manager as to the accuracy and truthfulness of the representations and warranties. If the on-site manager indicates that any of the representations or warranties were incorrect, Seller shall notify Purchaser as to the response of the on-site manager by no later than January 8, 1997. If the on-site manager responds that any of the representations or warranties were incorrect then the terms of Paragraph 16.4 herein shall apply. If Seller fails to so notify Purchaser, Purchaser shall be entitled to conclude that the on-site manager reviewed the representations and warranties and that they are correct.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties shall survive Closing for a period of one hundred twenty (120) days (i.e. the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of one hundred twenty (120) days immediately following Closing):

         (i) Other than as set forth on the litigation list delivered to Purchaser and attached hereto as Exhibit N, to Seller's knowledge, there are no pending actions, suits, arbitrations, claims or proceedings, at law, in equity or otherwise, affecting all or any portion of the Property or in which Seller is a party by reason of Seller's ownership of the Property, including, but not limited to, judicial, municipal or administrative proceedings in eminent domain, collection actions, worker's compensation, personal injuries or property damages alleged to have occurred at the Property or by reason of the condition or use of or construction on the Property;

         (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein;

         (iii) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal and binding obligations of Seller and are enforceable against Seller in accordance with their terms;

         (iv) Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and documents and instruments referenced herein will result in the material breach of any terms, conditions or provisions of, or constitute a material default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, lease or similar agreement to which Seller is a party and affecting the Property;

         (v) To Seller's knowledge, the rent roll attached hereto as Exhibit M which Seller will update (and certify to Seller's knowledge and subject to the terms of Paragraph 16.4 herein) as of the Closing Date is accurate as of the date set forth thereon;

         (vi) To Seller's knowledge, Seller has entered into no agreements affecting or relating to the right of any party with respect to the possession of the Property, or any portion thereof, which are obligations which will affect the Property or any portion thereof subsequent to the recordation of the Special Warranty Deed except as set forth in the Leases and the Service Contracts provided to Purchaser in accordance with this Agreement;

         (vii) To Seller's knowledge, there are no maintenance contracts, Service Contracts or any other contracts affecting or relating to the Property which will survive the Closing except those to be conveyed to Purchaser in accordance with the terms of this Agreement;

         (viii) To Seller's knowledge, other than as set forth in the Leases, there do not exist any rights of first offer or refusals or options to purchase the Property or any portion thereof which have been granted by Seller;

         (ix) Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, and Seller will furnish the FIRPTA Certificate to Purchaser prior to the Closing in accordance with the terms and provisions of Paragraph 19 hereof;

         (x) To Seller's knowledge, the Personal Property listed on Exhibit B is all located on the Real Property;

         (xi) To Seller's knowledge, other than as set forth on Exhibit O, no leasing commissions are currently due for any of the current terms of the existing Leases, and no tenant improvements are owing to any tenants on account of the current terms of the existing leases; and

         (xii) Except as may be set forth in the Existing Report, to Seller's knowledge, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 17 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder; provided, however, that in the event either (i) Deltek System, Inc. (except with respect to its lease of Suite 420), (ii) McGuire, Woods, Battle & Boothe or (iii) tenants collectively occupying 20,000 square feet of the Property validly exercise a termination right in their respective leases (tenants under leases expiring by their terms shall not be considered to be exercising a termination right), and provided such termination is not precipitated by the actions of Purchaser, then Purchaser shall have the right to terminate this Agreement, and recover its Earnest Money and neither party hereto will have any further obligations except for those which specifically survive the termination hereof. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. Seller shall use good faith efforts to comply with any written notices to Seller received by Seller prior to Closing of violations of law or municipal ordinances, orders or requirements issued by any governmental authority against or affecting the Property (the "Violations"). If any Violations remain uncured on the Closing Date, Purchaser shall receive a credit against the Purchase Price equal to the estimated cost of curing the same, as estimated by an architect or engineer selected by Purchaser and reasonably satisfactory to Seller. Notwithstanding the foregoing, in the event the cost to cure the Violation exceeds One Hundred Thousand Dollars ($100,000.00), then Purchaser at its election, may as its sole remedy in respect thereof either
(A) terminate this Agreement, in which event the parties shall direct the Escrow Agent to return the Earnest Money with any interest accrued thereon to Purchaser and neither party hereto will have any further obligations except for those which specifically survive the termination hereof or (B) accept the Property subject to the Violation and receive a credit equal to $100,000.

17.  SELLER COVENANTS.  Seller covenants as follows:

     That until Closing Seller will (i) continue the operation of the Property in the manner in which currently operated, (ii) not commit or knowingly permit to be committed any waste to the Property, (iii) not remove any item of Personal Property from the Real Property or Improvements, except in the ordinary course of business, (iv) except as set forth in Paragraph 25 herein, neither cancel, amend nor renew any Lease without the prior written consent of

Purchaser, (v) continue the insurance currently carried by Seller, or such replacements thereof, on the Property, in amounts and in such form as Seller may determine using commercially reasonable judgement, (vi) not undertake to modify the zoning classification of the Property, and (vii) perform when due, and otherwise comply with, all of Seller's obligations and duties under the Leases and Service Contracts.

18. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The Closing and Purchaser's obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, not later than the Closing (unless otherwise provided), of the following conditions, and the obligations of the parties with respect to such conditions are as follows:

     18.1. Tenant Estoppel Certificates. Purchaser shall have received the estoppel certificates referenced in Paragraph 26 hereof.

     18.2. Seller's Deliveries. Seller shall have delivered all of the items required to be delivered by Seller under the terms of this Agreement.

     18.3. Title Insurance. As of the Closing, the Title Company shall have issued or shall have committed to issue the Title Policy to Purchaser.

19.  SERVICE CONTRACTS.

     19.1.  Provided that Purchaser has (i) not terminated this Agreement, and
(ii) is otherwise not in default of its obligations hereunder, Seller agrees that it shall not enter into any new service, maintenance or operating agreement (unless Seller deems, in its reasonably discretion, an emergency situation requiring the prompt entering into any such agreement) without the prior written consent of Purchaser in each case.

     19.2. The service contracts set forth on Exhibit H are all of the service contracts or maintenance agreements affecting the Property (and are collectively referenced herein as the "Service Contracts"). Purchaser may, by written notice delivered to Seller prior to the expiration of the Inspection Period, instruct Seller to deliver a notice of termination for any Service Contract. Any cancellation fees shall be borne by Purchaser.

20.  LIMITATION OF LIABILITY.

     20.1. Neither Seller's partners nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     20.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller for actual damages (Purchaser hereby waiving any claim for consequential or punitive damages), in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $500,000.00. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

21.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

22. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

            and to:           Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Andrew D. Small, Esq.
                              (312) 902-5489
                              (312) 902-1061 (FAX)

       TO PURCHASER:          Trammell Crow NE, Inc.
                              1115 30th Street, N.W.
                              Washington, D.C.  20007
                              Attention: Robert J. Murphy
                              (202) 337-1025
                              (202) 337-0439 (FAX)

     and one copy to:         Tenenbaum and Saas
                              4330 East-West Highway
                              Suite 1150
                              Bethesda, MD  20814
                              Attention of J. Richard Saas
                              (301) 961-5300
                              (301) 961-5305 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

23.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow
Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller. Upon confirmation of the foregoing Purchaser shall deliver the Initial Earnest Money to Escrow Agent.

24. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of Virginia, without regard to its conflict of laws provisions.

25. NEW LEASES. Seller agrees to deliver to Purchaser five (5) days prior to the expiration of the Inspection Period any new leases executed by Seller. After the expiration of the Inspection Period, Seller shall not execute any new lease affecting the Property or modify, amend or accept the surrender (collectively or individually a "Modification Agreement") of any of the Leases without Purchaser's prior written consent. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said proposed lease to Purchaser with a copy of any brokerage commission agreement and statement as to the cost of any tenant improvement work, contributions, and brokerage commissions due or to become due in connection therewith (the "Disclosure Documents"). Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease or Modification Agreement and other material. If approved by Purchaser, a complete copy of any such lease or Modification Agreement shall be delivered to Purchaser within five (5) days of the full execution thereof. With respect to all new leases or Modification Agreement executed and delivered to Purchaser five (5) days prior to the expiration of the Inspection Period and with respect to all other new leases or Modification Agreement, provided Purchaser has approved the new lease to the extent said approval is required, leasing costs and commissions, tenant improvements and contributions, and reasonable attorneys' fees, shall be paid by Purchaser or credited to Seller at Closing if already paid by Seller provided such costs and expenses were specifically disclosed to Purchaser in the Disclosure Documents.

26.  TENANT CERTIFICATE CONDITION TO CLOSING.

     26.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates but in no event dated earlier than December 24, 1996.

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller and limited to the "knowledge of Seller" (as defined in Paragraph 16 herein) with respect to a particular Lease for which the Tenant in question has either (i) failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L, or (ii) executed and delivered a Tenant Certificate in a form other than Exhibit L, or a Tenant Certificate containing less information than required by Exhibit L, in which case the Seller Tenant Certificate shall be limited to those matters in Exhibit L which are not addressed in the Tenant Certificate in question.
Seller shall deliver all Seller Tenant Certificates to the on-site manager of the Property and discuss the accuracy of all Seller Tenant Certificates with the on-site manager prior to delivery of the Seller Tenant Certificates to Purchaser.

          (iii) "Qualification" means any assertion in a Tenant Certificate or Seller Tenant Certificate (whether in the form of Exhibit L or otherwise) of
(i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than expressly disclosed on Exhibit M or Exhibit O attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than expressly disclosed on Exhibit M or Exhibit O attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), or (v) information which is contrary (x) to the information contained in the rent roll attached hereto as Exhibit M or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit O;

          (iv) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or the schedule attached hereto as Exhibit O or a Qualification relating to non-payment of February, 1997 rent, provided the same is not as a result of a default by Seller; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits attached hereto and made a part hereof, such as litigation disclosed on Exhibit N.

     26.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     26.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

     26.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to February 3, 1997 (i) a Tenant Certificate from each tenant of the Property listed in Exhibit P attached hereto ("Major Tenant"), and (ii) either a Tenant Certificate or Seller Tenant Certificate from all non-Major Tenants. A Tenant Certificate or Seller Tenant Certificate shall not be counted toward satisfaction of the Estoppel Condition if such certificate discloses Unacceptable Qualifications; provided that Unacceptable Qualifications with an aggregate "Estoppel Qualification Sum" (hereinafter defined) of less than $100,000 shall be permitted as provided herein. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $100,000 in the aggregate for all of the Leases, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 26.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $100,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     26.5. If Seller delivers any Tenant Certificates without any Qualifications after Closing to Purchaser containing all of the information herein required from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 20 herein.

     26.6. If Seller has not satisfied the Estoppel Condition on or before February 3, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before February 5, 1997.

If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 26.6, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which specifically survive the terms hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 26.6, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates and Seller Tenant Certificates, up to an aggregate amount of $100,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $100,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                         PURCHASER:

                         TRAMMELL CROW NE, INC., a Delaware corporation


                         By:   /s/ Robert J. Murphy
                              ----------------------------------
                         Name:     Robert J. Murphy
                              ----------------------------------
                         Its:      EVP
                              ----------------------------------


                         SELLER:

                         TYSONS CORNER LIMITED PARTNERSHIP, an Illinois limited partnership


                         By: Tysons Corner Partners, Inc., an Illinois general partnership, its general partner


                              By:   /s/ James E. Mendelson
                                   -----------------------------------
                              Name:     James E. Mendelson
                                   -----------------------------------
                              Its:      Authorized Representative
                                   -----------------------------------

_____________________ of Insignia Mortgage and Investment Company
("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated ___________, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                         INSIGNIA MORTGAGE AND INVESTMENT COMPANY


                         By:
                              -----------------------------------

                                   Exhibits


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Quitclaim Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Litigation

O    -    Outstanding Brokerage Commissions and Tenant Improvement Work

P    -    Major Tenants